Exhibit 99.1

JAZZ PHARMACEUTICALS PROVIDES UPDATE ON FDA ADVISORY

COMMITTEE MEETING FOR JZP-6 (SODIUM OXYBATE) IN FIBROMYALGIA

— Company to Hold Investor Teleconference on Monday, August 23 —

PALO ALTO, Calif., August 20, 2010 — Jazz Pharmaceuticals, Inc. (Nasdaq: JAZZ) announced today that the Joint Advisory Committee of the U.S. Food and Drug Administration (FDA), including the Arthritis Advisory Committee and the Drug Safety and Risk Management Advisory Committee, voted 20-2 that the benefit/risk balance did not support the approval of JZP-6 for the treatment of fibromyalgia with the currently proposed Risk Evaluation Mitigation Strategy (REMS).

“While we are disappointed with the recommendation of the Joint Advisory Committee, we plan to work closely with FDA on the continuing review of our new drug application (NDA),” said Bruce Cozadd, Chairman and CEO of Jazz Pharmaceuticals, Inc. “We will carefully consider the input of the Committee as we seek to address the needs of fibromyalgia patients for new treatment options in a safe and responsible way.”

Company to Host Teleconference on Monday, August 23

Jazz Pharmaceuticals will hold a teleconference and webcast for the investment community at 8:30 a.m. EDT (5:30 a.m. PDT) on Monday, August 23 to discuss the outcome of the FDA advisory committee meeting. Investors may participate in the conference call by dialing 866.713.8566 in the U.S., or 617.597.5325 outside the U.S., and entering 35059911.

A live webcast of the teleconference may be accessed from the Investors section of the Jazz Pharmaceuticals website at www.jazzpharmaceuticals.com. Please connect to the website prior to the start of the conference call to ensure adequate time for any software downloads that may be necessary to listen to the webcast.

About Jazz Pharmaceuticals, Inc.

Jazz Pharmaceuticals (Nasdaq: JAZZ) is a specialty pharmaceutical company that identifies, develops and commercializes innovative treatments for important, underserved markets in neurology and psychiatry. For further information see www.jazzpharmaceuticals.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995

This press release contains forward-looking statements, including statements related to future regulatory matters. These forward-looking statements are based on the company’s current expectations and inherently involve significant risks and uncertainties. Jazz Pharmaceuticals’ actual results and the timing of events could differ materially from those anticipated in such forward looking statements as a result of these risks and uncertainties, which include, without limitation, risks related to the uncertain and time-consuming regulatory approval process for JZP-6 and those risks detailed from time-to-time under the caption “Risk Factors” and elsewhere in Jazz Pharmaceuticals’ Securities and Exchange Commission filings and reports, including in its Quarterly Report on Form 10-Q for the quarter ended June 30, 2010 filed by Jazz Pharmaceuticals with the Securities and Exchange Commission on August 11, 2010. Jazz Pharmaceuticals undertakes no duty or obligation to update any forward-looking statements contained in this release as a result of new information, future events or changes in its expectations.

Contact

Ami Knoefler

Executive Director, Investor Relations &

Corporate Communications

Jazz Pharmaceuticals, Inc.

investorinfo@jazzpharmaceuticals.com

650-496-2947